EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on
Schedule 13G (including amendments thereto) with respect to the Common Stock, par value
$0.0001 per share, of QHSLab, Inc., and agree that this Joint Filing Agreement be filed as an Exhibit to such joint filing.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: September 17, 2026

JEREMY L. SMOLLAR IRREVOCABLE TRUST DTD 2/13/2023
By: /s/ Jeremy L. Smollar
Name: Jeremy L. Smollar
Title: Trustee

By: /s/ Jeremy L. Smollar
Name: Jeremy L. Smollar
Title: Individually